NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	October 31, 2007

ALBEMARLE, N.C. – Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported third quarter earnings of $774 thousand up from $653 thousand which represents an increase of 18.5% for the same period last year. For the nine months ending September 30, 2007, earnings are $2.149 million compared to $1.520 million for the first nine months of 2006, representing a 41.4% increase.

Total assets ended the quarter at $393 million, up from $384 million, September 30, 2006, representing 2.3% growth in assets. Roger Dick, Chief Executive Officer, said, “We are focused on asset quality and profitability in our current economic environment. Our results year to date reflect this strategy.”

Additionally, Uwharrie Capital Corp has declared a 3% stock dividend to be paid to shareholders on December 7, 2007. Mike Snyder, Board of Directors’ Chairman commented, “The Board of Directors is pleased to make this announcement. Our shareholders continue to show their support by doing business with us and referring their friends. This allows our company to continue creating value and serving our communities well by empowering local people to control their economic destiny.”

Shareholders of Uwharrie Capital Corp as of the record date, November 13, 2007, will receive the dividend. Only whole shares of stock will be issued. Shareholders who hold stock certificates will receive a new certificate by mail, representing the 3% stock dividend shares. Certificates will be electronically delivered directly to the appropriate accounts if the stock is being held in brokerage accounts. If applicable, a check for payment of a fractional share may also be enclosed with the new stock certificate.

Shareholders may contact Tamara Singletary or Lisa Hartsell in Investor Relations at 704-982-4415 for further information about the dividend. Additional information about Uwharrie Capital Corp can be found by visiting www.UwharrieCapitalCorp.com

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